FOR IMMEDIATE RELEASE

Contacts:
Media: David Rubinger 404.502.1240/ david.rubinger@statebt.com
Investors: Jeremy Lucas 404.239.8626/ jeremy.lucas@statebt.com

State Bank & Trust Appoints Remer Brinson President

ATLANTA, GA, July 30, 2015 – State Bank & Trust Company announced today Remer Y. Brinson III, has been named president, responsible for all commercial and retail banking functions in Atlanta, Middle Georgia and Augusta, reporting to State Bank & Trust CEO J. Thomas Wiley Jr.
Brinson was president, CEO and director of Augusta-based Georgia-Carolina Bancshares, Inc. and its subsidiary, First Bank of Georgia, which was acquired by State Bank Financial Corp. (NASDAQ: STBZ), the holding company for State & Trust, on January 1, 2015. First Bank of Georgia’s charter was recently converted and reopened as State Bank & Trust on July 27. With the conversion complete, State Bank & Trust now operates 26 banking offices in Metro Atlanta, Middle Georgia and Augusta, as well as five mortgage origination offices in the Atlanta, Augusta and Savannah, Georgia markets.
“Remer is one of the most respected bankers in Georgia. His leadership at First Bank of Georgia was a key reason why State Bank was interested in the Augusta market and eventually agreed to acquire First Bank,” said Wiley, who previously held the bank president title. “I am proud to hand over the president title to him.”
As president, Brinson will have responsibilities in all three markets for State Bank’s commercial, retail and private banking operations. He will also oversee functions such as the bank’s treasury management and mortgage division.
Brinson is an Augusta native and a graduate of the University of Georgia. He began his career in Augusta with Georgia Railroad Bank & Trust Company and its successor First Union from 1982 to 1994. He then served as president and CEO of Citizens Bank and Trust, until its acquisition by Allied Bank of Georgia. Brinson was a senior vice president at Allied Bank of Georgia and later Regions Bank. He joined First Bank of Georgia as president in 1999.
Brinson is past chairman of Georgia Bankers Association, the Augusta Metro Chamber of Commerce and other Augusta civic organizations. He currently serves on the board of directors of The Development Authority of Richmond County and the Georgia Bankers Association.
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About State Bank Financial Corporation
State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.3 billion in assets at June 30, 2015, is an Atlanta-based bank holding company for State Bank & Trust Company. State Bank operates 26 banking offices in Metro Atlanta, Middle Georgia and Augusta, as well as five mortgage origination offices in the Atlanta, Augusta and Savannah markets.

To learn more about State Bank, visit www.statebt.com